EXHIBIT 99(b)


                                  PRESS RELEASE
                                  -------------


FOR IMMEDIATE RELEASE
---------------------


                            CARNEGIE BANCORP DECLARES

                          $.14 QUARTERLY CASH DIVIDEND



Princeton, New Jersey - July 16, 1997. Carnegie Bancorp's Board of Directors declared a third quarter cash dividend of $.14 per share at its regularly scheduled meeting held today. The dividend will be payable on September 17, 1997 to shareholders of record on August 27, 1997. This represents the 23rd consecutive quarter in which the Company has paid a cash dividend.

Carnegie's solid earnings growth has enabled the Company to consistently pay a quarterly cash dividend, beginning with $.06 per share in 1992, increasing to $.08 per share in 1993, $.10 per share in 1994, $.12 per share in 1995, $.12 per share for the first three quarters of 1996, $.13 per share for the fourth quarter of 1996 and $.14 per share for the first two quarters of 1997. These cash dividends have been paid in addition to the Company's eight annual 5% stock dividends.

Carnegie recently announced a 43% increase in its net income after taxes for the quarter ended June 30, 1997 of $806,000, compared to $564,000 for the same period last year. Primary and fully diluted net income per share for the second quarter 1997 were $.35 and $.34 respectively, compared to $.27 per share for both primary and fully diluted net income for the second quarter 1996.

Comparing June 30, 1997 to the same period last year, Carnegie posted total loans of $270 million, an increase of 39%, $371 million in total assets, an increase of 34%, and total deposits of $327 million, an increase of 49%.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The Bank serves small businesses, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Flemington, New Jersey and Langhorne, Pennsylvania. The Company's


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stock is listed on the NASDAQ National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.

FOR FURTHER INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr.,
President (609) 243-7500.



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